Exhibit 99.1

SPX REPORTS FIRST QUARTER 2014 RESULTS

•                  Segment Income Increased 23% and Margins Expanded 180 Points

•                  Flow Technology Segment Income Margins Expanded 170 Points

•                  Adjusted Earnings per Share from Continuing Operations* of $0.27

•                  Reaffirms 2014 Adjusted EPS Guidance* of $5.00 to $5.50

•                  Reduced Total Debt by $549m, or 33%;  Gross Leverage Reduced to 2.0x

CHARLOTTE, NC — April 30, 2014 — SPX Corporation (NYSE:SPW) today reported results for the first quarter ended March 29, 2014.

First Quarter 2014 Overview:

•                  Revenues declined 1.9% to $1.07 billion from $1.09 billion in the year-ago quarter.  Organic revenues* decreased 2.0%, largely reflecting the expected ramp-down of our power projects in South Africa.  Currency fluctuations increased revenues by 0.1%.

•                  Segment income and margins improved to $97.8 million and 9.1%, compared to $79.3 million and 7.3% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $6.58, compared to $0.28 in the year-ago quarter.  Q1 2014 income from continuing operations included the following notable items:

•            A gain of $491.2 million, or $7.00 per share, on the sale of the joint venture interest in EGS Electrical Group, LLC;

•            A charge of $32.5 million, or $0.45 per share, related to the early extinguishment of debt; and

•            Non-service related pension expense of $17.2 million, or $0.24 per share, due primarily to the completion of the voluntary lump-sum offering during the period.

•                  Excluding the items noted above, adjusted earnings per share from continuing operations* was $0.27 in Q1 2014.

•                  Net cash used in continuing operations was $59.3 million, compared with a usage of $51.3 million in the year-ago quarter.

•                  Free cash flow used in continuing operations* was $70.6 million, compared with a usage of $70.3 million in the year-ago quarter.

“Building off our strong finish to 2013, we had a positive start to this year with solid year-over-year margin expansion in the first quarter driving better than expected earnings.  We were particularly pleased with the continued margin expansion in our Flow segment,” said Chris Kearney, Chairman, President and Chief Executive Officer of SPX.  “The organizational changes and restructuring actions executed last year have led to better operating performance and a reduced global cost structure.  While we are pleased with our progress over the last few quarters, we remain fully committed to improving our operating performance, returning capital to shareholders and strategically focusing on our Flow end markets.”

Kearney continued, “Over the past few quarters, we have made significant progress on our capital allocation and strategic initiatives.  To date, we have executed approximately $200 million of our $500 million share repurchase program.  Additionally, we recently raised our annual dividend 50% to $1.50 per share.   During the first quarter, we completed our pension actions and the early redemption of $500 million of bonds.  Our total debt was reduced by 33% and our gross leverage declined to 2.0x, comfortably within our target range.  And on the divestiture front, so far this year we have generated $679 million in aggregate proceeds from the sales of our EGS joint venture interest, our Thermal Product Solutions business and our Precision Components business.”

“Looking at the full year, we are reaffirming our guidance.  We are targeting 2% to 6% revenue growth and 90 points of margin expansion, with margin expansion at all three segments.  And we are reaffirming our adjusted earnings per share from continuing operations* guidance range of $5.00 to $5.50.”

CONTINUING OPERATIONS OVERVIEW

Flow Technology

Revenues for the first quarter of 2014 were $616.7 million, compared to $613.0 million in the first quarter of 2013, an increase of $3.7 million, or 0.6%.  Currency fluctuations increased revenues 1.2% while organic revenues* declined 0.6%. The decrease in organic revenues was due primarily to a lower level of OE pump sales resulting from our increased discipline in order acceptance.   This decline was largely offset by an increase in sales of power and energy valves, food and beverage equipment, industrial flow components and sales into the oil and gas aftermarket.

Segment income was $66.2 million, or 10.7% of revenues, in the first quarter of 2014, compared to $55.0 million, or 9.0% of revenues, in the first quarter of 2013. The increase in segment income and margin was due primarily to cost reductions associated with restructuring actions completed in the prior year and the increase in aftermarket sales described above, which typically carry higher profit margins.

Thermal Equipment and Services

Revenues for the first quarter of 2014 were $279.6 million, compared to $305.1 million in the first quarter of 2013, a decrease of $25.5 million, or 8.4%.  Organic revenues* declined 5.8%, while currency fluctuations decreased revenues by 2.6%.  The organic revenue decline was due primarily to the expected reduction in revenue associated with the large power projects in South Africa.

Segment income was $9.2 million, or 3.3% of revenues, in the first quarter of 2014 compared to $1.7 million, or 0.6% of revenues, in the first quarter of 2013.  The increase in segment income and margin was due primarily to cost reductions from restructuring actions completed in the prior year and improved operating execution.

Industrial Products and Services and Other

Revenues for the first quarter of 2014 were $173.1 million, compared to $172.4 million in the first quarter of 2013, an increase of $0.7 million, or 0.4%.  The increase in revenue was due to benefits from currency fluctuations.  Organic revenue was generally consistent with the prior year.  However, the severe winter weather delayed the shipment of four large power transformers, representing approximately $10 million in revenue, into the second quarter.

Segment income was $22.4 million, or 12.9% of revenues, in the first quarter of 2014, compared to $22.6 million, or 13.1% of revenues, in the first quarter of 2013.  While segment income was flat to the prior year, a slightly less favorable revenue mix caused a modest decline in margins.

OTHER ITEMS

Sale of Joint Venture Interest:  On January 7, 2014, we completed the sale of our 44.5% joint venture interest in EGS Electrical Group, LLC to Emerson Electric Co. for cash proceeds of $574.1 million.  As a result of the sale, we recorded a gain of $491.2 million to “Other income, net” during the first quarter of 2014.

Divestitures:  On February 28, 2014, we completed the sale of our Thermal Product Solutions business (“TPS”) for cash proceeds of $38.5 million and a promissory note of $4.0 million.  We have reported TPS, for all periods presented, as a discontinued operation in our condensed consolidated financial statements.  In connection with the sale, we recorded a gain, net of taxes, of $21.5 million to “Gain (loss) on disposition of discontinued operations, net of tax” during the first quarter of 2014.

On April 10, 2014, we completed the sale of our Precision Components business for cash proceeds of $62.4 million.  We have reported Precision Components, for all periods presented, as a discontinued operation in our condensed consolidated financial statements.

Redemption of Senior Notes:  On February 11, 2014, we completed the redemption of all our 7.625% senior notes due in December 2014 for a total redemption price of $530.6 million.  As a result of the redemption, we recorded a charge of $32.5 million to “Loss on early extinguishment of debt” during the first quarter of 2014.

Share Repurchases:  We repurchased a total of 1.316 million shares of our common stock under a Rule 10b5-1 trading plan for $134.3 million during the first quarter of 2014.  Since the plan began trading in December, we have now completed approximately $200 million of the $500 million total plan as of April 29, 2014.

Dividend:   On February 27, 2014, we announced that our Board of Directors had declared a quarterly dividend of $0.375 per common share to shareholders of record on March 14, 2014, which was paid on April 2, 2014.  This reflects a 50% increase in the annual dividend to $1.50 per share.

Pension Plan Settlement:  During a designated election period in the first quarter of 2014, we offered approximately 7,100 eligible former employees under the SPX U.S. Pension Plan (the “Plan”) a voluntary lump-sum payment option in lieu of a future pension benefit under the Plan. Approximately 38%, or $165 million, of the projected benefit obligation of the Plan was settled as a result of lump-sum payments made during the quarter to those who exercised the option.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended March 29, 2014 with the Securities and Exchange Commission no later than May 8, 2014. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with approximately $5 billion in annual revenue, operations in more than 35 countries and over 14,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in flow technology and energy infrastructure. Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity and processed foods and beverages, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, critical flow components for oil and gas processing, power transformers for utility companies, and cooling systems for power plants. For more information, please visit www.spx.com.

*Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended
	March 29, 2014	March 30, 2013

Revenues	$1,069.4	$1,090.5

Costs and expenses:
Cost of products sold	770.7	797.4
Selling, general and administrative	265.6	252.7
Intangible amortization	8.3	8.0
Impairment of intangible assets	—	2.0
Special charges, net	9.7	0.4
Operating income	15.1	30.0

Other income, net	490.6	2.2
Interest expense	(19.3)	(29.2)
Interest income	2.2	2.1
Loss on early extinguishment of debt	(32.5)	—
Equity earnings in joint ventures	—	9.1
Income from continuing operations before income taxes	456.1	14.2

Income tax (provision) benefit	(159.7)	0.4
Income from continuing operations	296.4	14.6

Income from discontinued operations, net of tax	0.4	0.6
Gain (loss) on disposition of discontinued operations, net of tax	21.0	(5.2)
Income (loss) from discontinued operations, net of tax	21.4	(4.6)

Net income	317.8	10.0
Net income (loss) attributable to noncontrolling interests	(0.4)	1.3
Net income attributable to SPX Corporation common shareholders	$318.2	$8.7

Amounts attributable to SPX Corporation common shareholders:
Income from continuing operations, net of tax	$296.8	$13.5
Income (loss) from discontinued operations, net of tax	21.4	(4.8)
Net income	$318.2	$8.7

Basic income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$6.71	$0.29
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	0.48	(0.10)
Net income per share attributable to SPX Corporation common shareholders	$7.19	$0.19

Weighted average number of common shares outstanding - basic	44.236	46.418

Diluted income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$6.58	$0.28
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	0.48	(0.10)
Net income per share attributable to SPX Corporation common shareholders	$7.06	$0.18

Weighted average number of common shares outstanding - diluted	45.082	47.450

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 29,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and equivalents	$486.0	$691.8
Accounts receivable, net	1,180.7	1,206.7
Inventories, net	547.8	502.2
Other current assets	123.5	104.3
Deferred income taxes	126.2	119.6
Assets of discontinued operations	135.4	148.3
Total current assets	2,599.6	2,772.9
Property, plant and equipment:
Land	52.0	45.4
Buildings and leasehold improvements	382.8	384.4
Machinery and equipment	802.7	789.7
	1,237.5	1,219.5
Accumulated depreciation	(550.8)	(527.2)
Property, plant and equipment, net	686.7	692.3
Goodwill	1,521.0	1,517.0
Intangibles, net	921.1	924.7
Other assets	837.8	949.3
TOTAL ASSETS	$6,566.2	$6,856.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$488.9	$494.6
Accrued expenses	944.4	989.2
Income taxes payable	238.8	73.1
Short-term debt	35.3	26.9
Current maturities of long-term debt	2.4	558.7
Liabilities of discontinued operations	23.3	31.9
Total current liabilities	1,733.1	2,174.4

Long-term debt	1,088.9	1,090.0
Deferred and other income taxes	389.7	427.2
Other long-term liabilities	991.4	992.6
Total long-term liabilities	2,470.0	2,509.8

Equity:
SPX Corporation shareholders’ equity:
Common stock	1,006.9	1,004.5
Paid-in capital	1,583.0	1,571.5
Retained earnings	2,605.0	2,303.1
Accumulated other comprehensive income	293.5	287.5
Common stock in treasury	(3,138.8)	(3,008.6)
Total SPX Corporation shareholders’ equity	2,349.6	2,158.0
Noncontrolling interests	13.5	14.0
Total equity	2,363.1	2,172.0
TOTAL LIABILITIES AND EQUITY	$6,566.2	$6,856.2

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended
	March 29, 2014	March 30, 2013
Cash flows used in operating activities:
Net income	$317.8	$10.0
Less: Income (loss) from discontinued operations, net of tax	21.4	(4.6)
Income from continuing operations	296.4	14.6
Adjustments to reconcile income from continuing operations to net cash used in operating activities:
Special charges, net	9.7	0.4
Impairment of intangible assets	—	2.0
Gain on asset sales	(491.5)	—
Loss on early extinguishment of debt	32.5	—
Deferred and other income taxes	(58.3)	94.9
Depreciation and amortization	27.5	27.8
Pension and other employee benefits	24.8	0.4
Stock-based compensation	24.7	20.3
Other, net	0.2	1.8
Changes in operating assets and liabilities, net of effects from divestitures:
Accounts receivable and other assets	(22.4)	(19.5)
Inventories	(49.7)	(57.9)
Accounts payable, accrued expenses and other	155.9	(129.5)
Cash spending on restructuring actions	(9.1)	(6.6)
Net cash used in continuing operations	(59.3)	(51.3)
Net cash used in discontinued operations	(1.3)	(15.1)
Net cash used in operating activities	(60.6)	(66.4)

Cash flow from (used in) investing activities:
Proceeds from asset sales and other	575.7	—
Increase in restricted cash	(0.1)	(0.1)
Capital expenditures	(11.3)	(19.0)
Net cash from (used in) continued operations	564.3	(19.1)
Net cash from (used in) discontinued operations	38.3	(0.3)
Net cash from (used in) investing activities	602.6	(19.4)

Cash flows used in financing activities:
Repurchase of senior notes (includes premiums paid of $30.6)	(530.6)	—
Borrowings under trade receivables agreement	—	10.0
Repayments under trade receivables agreement	—	(10.0)
Net repayments under other financing arrangements	(53.9)	(4.7)
Purchases of common stock	(134.3)	(131.4)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	(11.5)	(5.7)
Financing fees paid	(0.4)	—
Dividends paid	(11.7)	(0.6)
Net cash used in continuing operations	(742.4)	(142.4)
Net cash from discontinued operations	—	—
Net cash used in financing activities	(742.4)	(142.4)
Change in cash and equivalents due to changes in foreign currency exchange rates	(5.4)	(0.8)
Net change in cash and equivalents	(205.8)	(229.0)
Consolidated cash and equivalents, beginning of period	691.8	984.1
Consolidated cash and equivalents, end of period	$486.0	$755.1

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF REPORTABLE SEGMENTS AND OTHER OPERATING SEGMENTS

(Unaudited; in millions)

	Three months ended
	March 29, 2014	March 30, 2013	Increase (Decrease)	%/bps
Flow Technology reportable segment

Revenues	$616.7	$613.0	$3.7	0.6%
Gross profit	192.4	185.2	7.2
Selling, general and administrative expense	119.5	123.6	(4.1)
Intangible amortization expense	6.7	6.6	0.1
Income	$66.2	$55.0	$11.2	20.4%
as a percent of revenues	10.7%	9.0%		170	bps

Thermal Equipment and Services reportable segment

Revenues	$279.6	$305.1	$(25.5)	-8.4%
Gross profit	54.6	55.0	(0.4)
Selling, general and administrative expense	44.1	52.1	(8.0)
Intangible amortization expense	1.3	1.2	0.1
Income	$9.2	$1.7	$7.5	441.2%
as a percent of revenues	3.3%	0.6%		270	bps

Industrial Products and Services and Other

Revenues	$173.1	$172.4	$0.7	0.4%
Gross profit	52.8	52.2	0.6
Selling, general and administrative expense	30.1	29.4	0.7
Intangible amortization expense	0.3	0.2	0.1
Income	$22.4	$22.6	$(0.2)	-0.9%
as a percent of revenues	12.9%	13.1%		-20	bps

Consolidated revenues	$1,069.4	$1,090.5	$(21.1)	-1.9%
Consolidated segment income	$97.8	$79.3	$18.5	23.3%
as a percent of revenues	9.1%	7.3%		180	bps

Total income for reportable and other operating segments	$97.8	$79.3	$18.5
Corporate expenses	28.5	30.9	(2.4)
Pension and postretirement expense (income)	19.8	(4.3)	24.1
Stock-based compensation expense	24.7	20.3	4.4
Impairment of intangible assets	—	2.0	(2.0)
Special charges, net	9.7	0.4	9.3
Consolidated operating income	$15.1	$30.0	$(14.9)	-49.7%
as a percent of revenues	1.4%	2.8%		-140	bps

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended March 29, 2014
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions	Currency	Decline

Flow Technology reportable segment	0.6%	—%	1.2%	(0.6)%

Thermal Equipment and Services reportable segment	(8.4)%	—%	(2.6)%	(5.8)%

Industrial Products and Services and Other	0.4%	—%	1.0%	(0.6)%

Consolidated	(1.9)%	—%	0.1%	(2.0)%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended
	March 29, 2014	March 30, 2013

Net cash used in continuing operations	$(59.3)	$(51.3)

Capital expenditures - continuing operations	(11.3)	(19.0)

Free cash flow used in continuing operations	$(70.6)	$(70.3)

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Three months ended
March 29, 2014

Beginning cash and equivalents	$691.8

Cash used in continuing operations	(59.3)
Proceeds from asset sales and other	575.7
Increase in restricted cash	(0.1)
Capital expenditures	(11.3)
Repurchase of senior notes (includes premiums paid of $30.6)	(530.6)
Net repayments under other financing arrangements	(53.9)
Purchases of common stock	(134.3)
Minimum withholdings paid on behalf of employees for net share settlements, net of proceeds from the exercise of employee stock options and other	(11.5)
Financing fees paid	(0.4)
Dividends paid	(11.7)
Cash from discontinued operations	37.0
Change in cash and equivalents due to changes in foreign currency exchange rates	(5.4)

Ending cash and equivalents	$486.0

	Debt at				Debt at
	December 31, 2013	Borrowings	Repayments	Other	March 29, 2014

Term loan	$475.0	$—	$—	$—	$475.0
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	(500.0)	—	—
Trade receivables financing arrangement	—	—	—	—	—
Other indebtedness	100.6	8.6	(62.5)	4.9	51.6
Totals	$1,675.6	$8.6	$(562.5)	$4.9	$1,126.6

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited)

Three months ended
March 29, 2014

Diluted net income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$6.58

Adjustments to exclude:
Gain on sale of joint venture interest	(7.00)
Loss on early extinguishment of debt	0.45
Non-service cost pension items	0.24

Adjusted diluted net income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$0.27